Exhibit 5.2

April 14, 2004

Boston Edison Company

800 Boylston Street

Boston, Massachusetts 02199

Ladies and Gentlemen:

Reference is made to our opinion dated December 16, 2003 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-111476) (the “REGISTRATION STATEMENT”) previously filed by Boston Edison Company, a Massachusetts corporation (THE “COMPANY”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (THE “SECURITIES ACT”), and declared effective on January 9, 2004. We are rendering this supplemental opinion in connection with the prospectus supplement dated April 13, 2004 (THE “PROSPECTUS SUPPLEMENT”) filed by the Company pursuant to Rule 424 promulgated under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $300,000,000 in aggregate principal amount of 4.875% Debentures due 2014 (collectively, the “Debentures”). The Debentures were issued under the Indenture dated as of September 1, 1998 between the Company and The Bank of New York (as successor to Bank of Montreal Trust Company), as trustee, as supplemented by the votes of the Board of Directors of the Company dated December 11, 2003 and the related Officer’s Certificate dated April 13, 2004.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Debentures have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Underwriting Agreement dated April 13, 2004 among the Company, Banc One Capital Markets, Inc. and Citigroup Global Markets Inc. and the Pricing Agreement dated April 13, 2004 among the Company, Banc One

Boston Edison Company	- 2 -	April 14, 2004

Capital Markets, Inc. and Citigroup Global Markets Inc., will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus Supplement under the caption “Validity of Debentures.”

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP